Exhibit 99.1
November 16, 2006—Mason City, Iowa—Golden Grain Energy, LLC today reported financial results for the Company’s fiscal year ended October 31, 2006. Preliminary unaudited net income for the year was approximately $41-42 million which is about $1.62-$1.66 per unit. Management and directors say they are pleased with the success of both production at the plant and the financial success of the company as a whole. A more complete annual report will be issued in January.